Exhibit 10.1

SHARE EXCHANGE AGREEMENT

by and among:

FARM LANDS OF AFRICA, INC.,

a Nevada corporation

BUDDHAVARAPU FARMS SA,

a Guinea corporation and

STOCKHOLDERS OF
BUDDHAVARAPU FARMS SA
_______________________________

Dated as of _____________, 2012

_______________________________

TABLE OF CONTENTS

1.	DESCRIPTION OF TRANSACTION		4
	1.1	The Share Exchange.	4
	1.2	Capitalization.	5
	1.3	Closing.	5
	1.4	Tax Consequences.	5
2.	REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE COMPANY STOCKHOLDERS		5
	2.1	Due Organization; Subsidiaries; Etc.	5
	2.2	Certificate of Incorporation and Bylaws; Records.	6
	2.3	Capitalization, Etc.	7
	2.4	Financial Statements.	7
	2.5	Absence of Changes.	8
	2.6	Title to Assets.	9
	2.7	Bank Accounts; Receivables.	10
	2.8	Equipment; Leasehold.	10
	2.9	Intellectual Property.	10
	2.10	Contracts.	14
	2.11	Liabilities.	16
	2.12	Compliance with Legal Requirements.	17
	2.13	Governmental Authorizations.	17
	2.14	Tax Matters.	17
	2.15	Employee and Labor Matters; Benefit Plans.	19
	2.16	Insurance.	20
	2.17	Environmental Matters.	20
	2.18	Related Party Transactions.	21
	2.19	Legal Proceedings; Orders.	21
	2.20	Authority; Binding Nature of Agreement.	21
	2.21	Non-Contravention; Consents.	22
	2.22	Regulatory Compliance.	22
	2.23	Company Action.	23

	2.24	Anti-Takeover Law.	22
	2.25	No Financial Advisor.	23
	2.26	Certain Payments.	23
	2.27	Capacity of the Company Stockholders; Authorization; Execution of Agreements.	23
	2.28	Title to Shares.	24
3.	REPRESENTATIONS AND WARRANTIES OF FLAF		25
	3.1	Due Organization; Subsidiaries; Etc.	26
	3.2	Certificate of Incorporation and Bylaws; Records.	26
	3.3	Capitalization.	27
	3.4	SEC Filings; Financial Statements.	27
	3.5	Liabilities.	28
	3.6	Legal Proceedings; Orders.	28
	3.7	Non-Contravention; Consents.	29
	3.8	No Financial Advisor.	29
	3.9	Authority; Binding Nature of Agreement.	29
	3.10	Valid Issuance.	29
4.	CERTAIN COVENANTS OF THE PARTIES		29
	4.1	Access and Investigation.	30
	4.2	Operation of Company's Business.	30
	4.3	Disclosure Schedule Updates.	31
	4.4	No Solicitation.	31
5.	ADDITIONAL AGREEMENTS OF THE PARTIES		32
	5.1	Regulatory Approvals.	32
	5.2	Indemnification of Officers and Directors.	32
	5.3	Additional Agreements.	33
	5.4	Disclosure.	34
	5.5	OTC Bulletin Board Status.	34
	5.6	Directors and Officers.	34
	5.7	Lock-up Agreement.	34
	5.8	Tax Matters.	34
	5.9	Legends.	35

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		35
	6.1	No Restraints.	35
	6.2	Governmental Authorization.	35
	6.3	Consulting Agreements.	35
7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FLAF		36
	7.1	Accuracy of Representations.	36
	7.2	Performance of Covenants.	36
	7.3	Consents.	36
	7.4	Payment of Liabilities.	37
	7.5	Agreements and Other Documents.	37
8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY.		37
	8.1	Accuracy of Representations.	37
	8.2	Performance of Covenants.	37
	8.3	Consents.	37
9.	TERMINATION		38
	9.1	Termination.	38
	9.2	Effect of Termination.	39
	9.3	Expenses; Termination Fees.	39
10.	MISCELLANEOUS PROVISIONS		39
	10.1	Non-Survival of Representations and Warranties.	39
	10.2	Amendment.	39
	10.3	Waiver.	39
	10.4	Entire Agreement; Counterparts; Exchanges by Facsimile.	40
	10.5	Applicable Law; Jurisdiction.	40
	10.6	Attorneys' Fees.	40
	10.7	Assignability; No Third Party Beneficiaries.	40
	10.8	Notices.	41
	10.9	Cooperation.	41
	10.10	Severability.	41
	10.11	Other Remedies; Specific Performance.	42
	10.12	Construction.	42

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into as of ___________, 2012, by and among FARM LANDS OF AFRICA, INC., a Nevada corporation ("FLAF"); BUDDHAVARAPU FARMS SA, a Guinea corporation ("Company"); and the stockholders of Company whose names are set forth on Exhibit B attached hereto (collectively, the “Company Stockholders” and individually, a “Company Stockholder”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    The Company Stockholders own 100% of the issued and outstanding shares of common stock of Company (the "Company Shares")

B.    FLAF and Company intend to enter into a share exchange transaction pursuant to which the Company Stockholders will exchange all of the Company Shares for 18,416,670 shares of common stock, par value $.001 per share of FLAF (the “FLAF Shares”) and Company will become a wholly-owned subsidiary of FLAF (the "Share Exchange") in accordance with and subject to the terms of this Agreement, the NRS and law of the Target’s jurisdiction.

C.    FLAF and Company intend that the Share Exchange qualify as a tax-free reorganization within the meaning of Section 368 of the Code.

D.    The board of directors of FLAF has approved this Agreement, the issuance of the FLAF Shares to the Company Stockholders, pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement.

E.    The board of directors of Company has approved this Agreement, the Share Exchange and the other Contemplated Transactions as required by law of the Target’s jurisdiction.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

1.    DESCRIPTION OF TRANSACTION

1.1    The Share Exchange.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Company Stockholders shall sell, assign, transfer, convey and deliver to FLAF 10,000 Company Shares (representing 100% of the issued and outstanding ordinary shares of Company), and FLAF shall accept such securities from the Company Stockholders in exchange for the issuance to the Company Stockholders of the number of FLAF Shares set forth opposite the names of the Company Stockholders on Exhibit B hereto.

1.2    Capitalization.  On the Closing Date, immediately before the Share Exchange to be consummated pursuant to this Agreement, FLAF shall have authorized 75,000,000 shares of Common Stock, par value $.001 per share, of which 9,208,335 shares shall be issued and outstanding, all of which will be duly authorized, validly issued and fully paid.

1.3    Closing.  Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Share Exchange (the "Closing") shall take place at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022, as promptly as practicable (but in no event later than the fifth Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) or at such other time, date and place as Company and FLAF may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the "Closing Date."  At the Closing, the Company Stockholders shall deliver to FLAF the stock certificates representing the Company Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.  In full consideration for the Company Shares, at the Closing FLAF shall issue to the Company Stockholders 18,416,670 FLAF Shares representing one thousand eight hundred and forty two (1,842) FLAF Shares for each one (1) Company Shares exchanged.

1.4    Tax Consequences.  For federal income tax purposes, the Share Exchange is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.    REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE COMPANY STOCKHOLDERS

Company represents and warrants to FLAF as follows, except as set forth in the written disclosure schedule delivered or made available by Company and/or any of the Company Stockholders to FLAF (the "Company Disclosure Schedule").  Each of the Company Stockholders, severally, but not jointly, joins in and makes on its own behalf, the representations and warranties set forth in Sections 2.1, 2.2 and 2.3, and only with respect to the Company Shares owned by each such Company Stockholder, Sections 2.26, 2.27 and 2.28.  The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2.  The disclosure in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the Company Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 2 as to clearly qualify or otherwise clearly apply to such other representations and warranties.

2.1    Due Organization; Subsidiaries; Etc.

(a)    Company is a corporation duly organized, validly existing and in good standing under the laws of Guinea and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b)    Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “SVM Guinee SARL” or “Buddhavarapu Farms SA.”

(c)    Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Other than as set forth in Part 2.1(c) of the Company Disclosure Schedule, Company is in good standing as a foreign corporation in each of the jurisdictions identified therein.

(d)    Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Company, (ii) the names of the members of each committee of the board of directors of Company and (iii) the names and titles of Company's officers.

(e)    Company has no subsidiaries.

(f)    Company does not own any controlling interest in any Entity, and Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither Company nor Company Parent has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Company's business or affairs.

2.2    Certificate of Incorporation and Bylaws; Records.  Company has delivered or made available to FLAF accurate and complete copies of:  (a) the certificate of incorporation of Company (as amended and restated, the "Company Certificate of Incorporation") and bylaws of Company, including all amendments; (b) the stock records of Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Company, the board of directors of Company and all committees of the board of directors of Company (the items described in (a) and (b) above, collectively, the "Company Constituent Documents"). There have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Company, the board of directors of Company or any committee of the board of directors of Company that are not fully reflected in the minutes and other records delivered or made available to FLAF pursuant to clause (c) above.  There has not been any violation in any material respect of the Company Constituent Documents.  Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents.  The books of account, stock records, minute books and other records of Company are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.  Company has in place, and has at all times had in place, an adequate and appropriate system of internal controls customarily maintained by comparable Entities.

2.3    Capitalization, Etc.

(a)    The authorized capital stock of Company consists of 10,000 shares of Company Common Stock, of which 10,000 shares are issued and outstanding.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non assessable.  All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Company Constituent Documents and applicable Contracts.  Company has no authorized shares other than as set forth in this Section 2.3(a) and there are no issued and outstanding shares of Company's capital stock other than the shares of Company Common Stock as set forth in this Section 2.3(a).

(b)    Other than as set forth on Part 2.3(b) of the Company Disclosure Schedule, there are no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Company; (iii) Contract under which Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Company; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Company.  Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by Company.

(c)    Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of Company.

2.4    Financial Statements.

(a)    Company has delivered or made available to FLAF the following financial statements and notes (collectively, the "Company Financial Statements").

(i)    the compiled balance sheets of Company as of December 31, 2010 and 2011 (the December 31, 2011 balance sheet being referred to herein as the "Company Compiled Balance Sheet") and the related statements of operations, statements of stockholders' equity and statements of cash flows of Company for the two years ended December 31, 2010 and 2011, together with the notes thereto.

(b)    The Company Financial Statements are consistent with the books and records, are accurate and complete in all material respects and present fairly the financial position of Company as of the respective dates thereof and the results of operations and consolidated cash flows of Company for the periods covered thereby.  Except as may be indicated in the notes to the Company Compiled Balance Sheet, the Company Compiled Balance Sheet has been prepared in accordance with the U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered.

2.5    Absence of Changes.  Since the date of the Company Compiled Balance Sheet and except as set forth in Part 2.5 of the Company Disclosure Schedule:

(a)    there has not been any Company Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Company Material Adverse Effect;

(b)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Company (whether or not covered by insurance);

(c)    Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d)    Company has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities; (ii) any option, call or right to acquire any capital stock or any other security of Company; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Company;

(e)    there has been no amendment to the certificate of incorporation or bylaws of Company and Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)     Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g)    Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of Company since the date of the Company Balance Sheet, exceeds $50,000 in the aggregate;

(h)     Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Company having a value in excess of $50,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract;

(i)     Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or immaterial assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(j)    Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(k)    Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(l)     Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business) or (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $50,000 or (iii) issued or sold any debt securities, or options, warrants, calls or similar rights to acquire any debt securities, of Company;

(m)    Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $50,000, or (iii) hired any new employee having an annual salary in excess of $50,000;

(n)    Company has not changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(o)    Company has not made any Tax election;

(p)    Company has not threatened, commenced or settled any Legal Proceeding;

(q)    Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(r)    Company has not paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unassorted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Company Contract or Legal Requirement; and

(s)    Company has not agreed to take, or committed to take, any of the actions referred to in clauses "(c)" through "(r)" above, except in connection with the Company Disclosed Transactions.

2.6    Title to Assets.    Company owns, and has good, valid and marketable title to, all assets (tangible and intangible) purported to be owned by it.  All of such assets are owned by Company free and clear of any Encumbrances, except for (x) any lien set forth in Part 2.6 of the Company Disclosure Schedule, (y) any lien for current Taxes not yet due and payable, and (z) minor liens securing an obligation, in the aggregate, of less than $50,000 that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Company.

2.7    Bank Accounts; Receivables.

(a)    As of the date hereof, other than its Ecobank Account (Acct. Number 0080 3646 1370 6901) Company has no bank accounts.

(b)    As of the date hereof, Company has no accounts receivable.

2.8    Equipment; Leasehold.

(a)    Company neither owns nor leases any real property or any interest in real property or any tangible assets or personal property except as set forth in Part 2.8(a) of the Company Disclosure Schedule.

(b)    All items of equipment and other tangible assets owned by or leased to Company (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of the businesses of Company, in the manner in which such business is currently being conducted and as it is proposed to be conducted.

2.9    Intellectual Property.

(a)    Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service that has been developed or has been commercially sold by Company within the last five (5) years and any product or service that is currently under development or that is currently commercially sold by Company.

(b)    Part 2.9(b) of the Company Disclosure Schedule accurately identifies (i) each item of Company IP Rights in which Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Company IP Rights has been registered or filed (if applicable) and the applicable registration or serial number; (iii) any other Person that, to the Knowledge of Company, may have an ownership interest in such item of Company IP Rights and the nature of such ownership interest; and (iv) each product or service identified in Part 2.9(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Company IP Rights.  Company has delivered or made available to FLAF complete and accurate copies of all applications, correspondence, and other material documents related to each item of Company Registered IP.

(c)    Part 2.9(c) of the Company Disclosure Schedule accurately identifies (i) all Company IP Rights licensed to Company (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any products or services of Company); (ii) the corresponding Company Contracts pursuant to which such Company IP Rights are licensed to Company; and (iii) whether the license or licenses granted to Company are exclusive or non-exclusive.

(d)    Part 2.9(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights.  Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Company to use, exploit, assert, or enforce any Company IP Rights anywhere in the world.

(e)    Company has delivered or made available to FLAF a complete and accurate copy of each standard form of Company IP Rights Agreement used by Company, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of Company IP Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Company IP Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement. Part 2.9(e) of the Company Disclosure Schedule accurately identifies each Company IP Rights Agreement that deviates in any material respect from the corresponding standard form agreement delivered or made available to FLAF.

(f)    Company exclusively owns all right, title, and interest to and in Company IP Rights (other than Company IP Rights exclusively licensed to Company, as identified in Part 2.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Company Contracts listed in Part 2.9(d) of the Company Disclosure Schedule).  Without limiting the generality of the foregoing:

(i)    To the Knowledge of Company, all documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)    Each Person who is or was an employee or contractor of Company and who is or was involved in the creation or development of any Company IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Company, and confidentiality provisions protecting trade secrets and confidential information of Company. No current or former stockholder, officer, director, or employee of Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights.  No employee of Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Company, or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights or confidentiality provisions protecting trade secrets and confidential information in Company IP Rights.

(iii)    No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which Company has an ownership interest.

(iv)    Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that it holds, or purports to hold, as a trade secret.

(v)    Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vi)    Company is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Company to grant or offer to any other Person any license or right to any Company IP Rights.

(vii)    The Company IP Rights constitute all Intellectual Property necessary for Company to conduct their respective businesses as currently conducted and planned to be conducted.

(g)    To Company's Knowledge, all Company Registered IP is valid and enforceable.  Without limiting the generality of the foregoing:

(i)    Each U.S. patent application and U.S. patent in which Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent.  Each foreign patent application and foreign patent in which Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.

(ii)    No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person.  None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Company has or purports to have an ownership interest has been impaired.

(iii)    Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.  Part 2.9(g)(iii) of the Company Disclosure Schedule accurately identifies and describes each action, filing, and payment that must, to Company's Knowledge, be taken or made on or before the date that is 90 days after the Closing Date in order to maintain such item of Company Registered IP in full force and effect.

(iv)    No interference, opposition, reissue, reexamination, or other proceeding is pending or, to Company's Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP Rights is being, has been, or could reasonably be expected to be contested or challenged.  To Company's Knowledge, there is no basis for a claim that any Company IP Rights are invalid or, excluding pending patent applications, unenforceable.

(h)    To Company's Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP Rights.  Part 2.9(h) of the Company Disclosure Schedule accurately identifies, and Company has delivered or made available to FLAF a complete and accurate copy of, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to Company or any director or officer or, to the Knowledge of Company, employee of Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP Rights, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i)    Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP Rights; (b) a breach by Company of any license agreement listed or required to be listed in Part 2.9(c) of the Company Disclosure Schedule; (c) the release, disclosure, or delivery of any Company IP Rights by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Company IP Rights.

(j)    To Company's Knowledge, Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property rights of any other Person.  Without limiting the generality of the foregoing:

(i)    No product or service that has been developed or that is being commercially sold by Company, nor the performance of making, using, selling or offering for sale or importation of any such product or service, has, to the Knowledge of Company, infringed, misappropriated, or otherwise violated the Intellectual Property rights of any other Person.

(ii)    No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to the Company's Knowledge, threatened against Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Company with respect to such claim or Legal Proceeding.  Company has never received any notice or other communication (in writing or otherwise) alleging any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property rights of another Person.

(iii)    Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim.  Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

(k)    No claim or Legal Proceeding involving any Company IP Rights is pending or, to Company's Knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of Company IP Rights by Company, or (ii) the manufacturing, distribution, or sale of any product or service being developed by Company, or that is being commercially sold by Company.

2.10    Contracts.

(a)    Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract, including:

(i)    each Company Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor;

(ii)    each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Company IP Rights;

(iii)    each Company Contract imposing any restriction on the right or ability of Company (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(iv)     each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)    each Company Contract relating to the creation of any Encumbrance with respect to any asset of Company;

(vi)    each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vii)     each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Company Contracts involving investments by Company in, or loans by Company to, any other Entity;

(viii)    each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Company Related Party;

(ix)    each Company Contract relating to indebtedness for borrowed money;

(x)    each Company Contract related to the acquisition or disposition of material assets of Company or any other Person;

(xi)    any other material Company Contract that has a term of more than 60 days and that may not be terminated by Company, as applicable (without penalty), within 60 days after the delivery of a termination notice by Company, as applicable;

(xii)    any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to Company having a value in excess of $50,000 in the aggregate;

(xiii)    each Company Contract constituting a commitment of any Person to purchase products (including products in development) of Company;

(xiv)    each Company Contract between Company and any Company Affiliate;

(xv)    each Company Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any Company capital stock or assets;

(xvi)    each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Company in connection with the Contemplated Transactions;

(xvii)     other material Company Contracts, plans or arrangement which are not described in clauses (i) through (xvi) above.

(b)    Company has delivered or made available to FLAF accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto.  There are no Company Contracts that are not in written form.  Each Company Contract is valid and in full force and effect, is enforceable by Company in accordance with its terms, and after the Closing will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Company or FLAF to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract.

(c)    Company has not materially violated or breached, or committed any material default under, any Company Contract to which it is a party, and, to the Knowledge of Company, no other Person has violated or breached, or committed any default under, any Company Contract.

(d)    No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract.

(e)    Company has not received any written notice regarding any actual or possible violation or breach of, or default under, any Company Contract.

(f)    Company has not waived any rights under any Company Contract.

(g)     No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to Company under any Company Contract or any other material term or provision of any Company Contract.

(h)    The Company Contracts collectively constitute all of the Contracts necessary to enable Company to conduct its business in the manner in which its business is currently being conducted and as its business is proposed to be conducted.

(i)    Part 2.10(i) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Company (other than term sheets provided by Company or to Company by any party related to the subject matter of this transaction).

(j)    Part 2.10(j) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the Share Exchange and the other Contemplated Transactions as well as a list of clauses in such Contract that would be triggered by the Agreement, the Share Exchange or the Contemplated Transactions.

2.11     Liabilities.  Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Company Compiled Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by Company in the Ordinary Course of Business; (iii) liabilities under Company Contracts listed in Part 2.11 of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (iv) liabilities that have arisen since the date of the Company Compiled Balance Sheet in the Ordinary Course of Business which do not exceed $50,000 in the aggregate and (v) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and which are reflected in Part 2.11 of the Company Disclosure Schedule.

2.12    Compliance with Legal Requirements. Company is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements, except where the failure to be so in compliance has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  Company has not received, since January 1, 2011, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. To the Knowledge of Company, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) will, or would reasonably be expected to, cause a Company Material Adverse Effect, (b) may have an adverse effect on Company's ability to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (c) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Share Exchange or any of the Contemplated Transactions.

2.13    Governmental Authorizations.  Part 2.13 of the Company Disclosure Schedule identifies each Governmental Authorization held by Company, and Company has delivered or made available to FLAF accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule.  The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Company to conduct its business in the manner in which its business is currently being conducted and is proposed to be conducted.  Company is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule or required to be so identified.  Company has not since January 1, 2011 received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14    Tax Matters.

(a)    Except as set forth on Part 2.14 of the Company Disclosure Schedule, all Tax Returns required to be filed by or on behalf of Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects.  All Taxes shown on the Company Returns due on or before the Closing Date have been or will be paid on or before the Closing Date. Company has delivered or made available to FLAF accurate and complete copies of all Company Returns filed which have been requested by FLAF .  Company shall establish in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by Company for the period from January 1, 2011 through the Closing Date.

(b)    The Company Compiled Balance Sheet fully accrued all liabilities for unpaid Taxes with respect to all periods through the date thereof in accordance with GAAP.  The Company Compiled Balance Sheet makes no accrual for unpaid Taxes as Company has no accrued but unpaid income tax liability.

(c)    No Company Return has ever been examined or audited by any Governmental Body and no examination or audit of any Company Return is currently in progress or, to the Knowledge of Company, threatened or contemplated.  Company has delivered or made available to FLAF accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Company relating to Company Returns.  No extension or waiver of the limitation period applicable to any of Company Returns has been granted (by Company or any other Person), and no such extension or waiver has been requested from Company.  All Taxes that Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body.  Company has not executed or filed any power of attorney with any taxing authority.

(d)    Company (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (ii) does not have any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has never been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes.  Company has not, is not nor has it ever been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. Company has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Share Exchange.

(e)    No claim or Legal Proceeding is pending or has been threatened against or with respect to Company in respect of any Tax.  There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Company and with respect to which adequate reserves for payment have been established).  There are no liens for Taxes upon any of the assets of Company except liens for current Taxes not yet due and payable.  Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Company has not been, nor will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263 A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(f)    None of the assets of Company (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 770 l(h) of the Code or under any predecessor section.

(g)    Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(h)    Company has not engaged in any "listed transaction" for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.611 l-2(b)(2) or any analogous provision of state or local law.

2.15    Employee and Labor Matters; Benefit Plans.

(a)    Company has no employees other than as set forth on Part 2.15(a) of the Company Disclosure Schedule.

(b)    Part 2.15(b) of the Company Disclosure Schedule accurately identifies each former employee of Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from Company) relating to such former employee's employment with Company, as applicable; and Part 2.15(b) of the Company Disclosure Schedule accurately describes such benefits.

(c)    Company is not a party to or bound by, and has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(d)    Except as set forth on Part 2.15(d) of the Company Disclosure Schedule, since January 1, 2011, there have not been any independent contractors who have provided services to Company for a period of six consecutive months or longer.  Company has never had any temporary or leased employees.

(e)    Company: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the Knowledge of Company, threatened or reasonably anticipated claims or Legal Proceedings against Company under any worker's compensation policy or long-term disability policy.

(f)    To the Knowledge of Company, no officer or employee of Company is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee's efforts to promote the interests of Company, or that would interfere with the business of Company.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Company as presently conducted nor any activity of any employees of Company in connection with the carrying on of the business of Company as presently conducted will, to the Knowledge of Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of Company may be bound.

2.16    Insurance.  Company maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect.  Except as set forth on Part 2.16 of the Company Disclosure Schedule, since January 1, 2009, Company has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.17    Environmental Matters.    Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Company has received since January 1, 2011 no written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and, to the Knowledge of Company, there are no circumstances that may prevent or interfere with the compliance of Company with any Environmental Law in the future.  To the Knowledge of Company:  (i) no current or prior owner of any property leased by Company has received since January 1, 2011 any written notice or other communication relating to property leased at any time by Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company is not in compliance with or violated any Environmental Law relating to such property and (ii) Company has no material liability under any Environmental Law.  All Governmental Authorizations currently held by Company pursuant to Environmental Laws are identified in Part 2.17 of the RAD Disclosure Schedule.

2.18    Related Party Transactions.    Other than as set forth on Part 2.17 of Company Disclosure Schedule, (a) no Company Related Party has, and no Company Related Party has at any time since Company's inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Company; (b) no Company Related Party is, or has been, indebted to Company; (c) since Company's inception, no Company Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving Company; (d) no Company Related Party is competing, or has at any time competed, directly or indirectly, with Company; and (e) no Company Related Party has any claim or right against Company (other than rights under capital stock of Company and rights to receive compensation for services performed as an employee of Company).

2.19    Legal Proceedings; Orders.

(a)    There is no pending Legal Proceeding, and to the Knowledge of Company, no Person has threatened to commence any Legal Proceeding:  (i) that involves Company or any of the assets owned, used or controlled by Company or any Person whose liability Company has or may have retained or assumed, either contractually or by operation of law claiming damages in an amount in excess of $50,000; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Share Exchange or any of the other Contemplated Transactions.  To the Knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonable be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)    There is no order, writ, injunction, judgment or decree to which Company or any of the assets owned or used by Company is subject.  To the Knowledge of the Company, none of its Related Parties is subject to any order, writ, injunction, judgment or decree that relates to the businesses of, or to any assets owned or used by Company.

2.20    Authority; Binding Nature of Agreement. Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the Related Agreements to which it is a party; and the execution, delivery and performance by Company of this Agreement and the Related Agreements to which it is a party have been duly authorized by all necessary action on the part of Company and the board of directors of Company.  This Agreement and each of the Related Agreements to which Company is a party has been duly executed and delivered by Company, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21    Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Share Exchange or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the provisions of Company Constituent Documents;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Company, or any of the assets owned or used by Company, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Company or that otherwise relates to the businesses of, or to any of the assets owned or used by, Company;

(d)    result in a material conflict, violation or breach of, or result in a material default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Company).

Except for those filings, notices or Consents disclosed in Part 2.20 of the Company Disclosure Schedule, no filing with, notice to or Consent from any Person is required in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Share Exchange or any of the other Contemplated Transactions.

2.22    Regulatory Compliance. All Company Products that are subject to the jurisdiction of any Governmental Body are being manufactured, labeled, stored, tested, developed, distributed, and marketed in compliance in all material respects with all applicable Legal Requirements.

2.23    Company Action. The board of directors of Company (at a meeting duly called and held in accordance with the Company Constituent Documents) has (a) unanimously determined that the Share Exchange is advisable and in the best interests of Company and (b) unanimously approved this Agreement.

2.24     Anti-Takeover Law. The board of directors of Company has taken all action necessary or required to render inapplicable to the Share Exchange, this Agreement or any agreement contemplated hereby and the Contemplated Transactions (a) any takeover provision in the Company Constituent Documents, (b) any takeover provision in any Company Contract, and (c) any takeover provision in any applicable state law.

2.25    No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Share Exchange or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Company or the Company Stockholders.

2.26     Certain Payments. Neither Company nor to Company's Knowledge any officer, employee, agent or other Person associated with or acting for or on behalf of Company, has at any time, directly or indirectly:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Company;

(c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d) performed any favor or given any gift which was not deductible for federal income tax purposes;

(e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f) agreed or committed to take any of the actions described in clauses "(a)" through "(e)" above.

2.27 Capacity of the Company Stockholders; Authorization; Execution of Agreements. Company represents and warrants to FLAF with respect to each Company Stockholder, and each of the Company Stockholders, severally and not jointly, represents and warrants to FLAF only with respect to the Company Shares owned by each such Company Stockholder, that (i) the Company Stockholder has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by him, her or it hereunder, and (ii) this Agreement constitutes a valid and legally binding agreement of the Company Stockholder, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

2.28    Title to Shares. Company represents and warrants to FLAF with respect to each Company Stockholder, and each of the Company Stockholders, severally and not jointly, represents and warrants to FLAF only with respect to the Company Shares owned by each such Company Stockholder, that (i) the Company Stockholder is the sole record and beneficial owner of the Shares held by him, her or it and has sole managerial and dispositive authority with respect to such Shares, (ii) the Company Stockholder has not granted any person a proxy with respect to the Shares that has not expired or been validly withdrawn, and (iii) the transfer and delivery by the Company Stockholder of the Shares to FLAF pursuant to this Agreement will vest in FLAF legal and valid title to the Shares, free and clear of all Encumbrances.

2.28       Status of the Company Stockholders. Each of the Company Stockholders, severally and not jointly, represents and warrants to FLAF as follows:

(a)           The Company Stockholder understands that the investment offered hereunder has not been registered under the Securities Act and the Company Stockholder understands that such Company Stockholder is purchasing the FLAF Shares without being furnished any offering literature or prospectus. The Company Stockholder is acquiring the FLAF Shares for the Company Stockholder’s own account, for investment purposes only, and not with a view towards resale or distribution.

(b)           At the time the Company Stockholder was offered the FLAF Shares, it was not, and at the date hereof, such Company Stockholder is not a “U.S. Person” which is defined below:

(i)           Any natural person resident in the United States;

(ii)           Any partnership or corporation organized or incorporated under the laws of the United States;

(iii)           Any estate of which any executor or administrator is a U.S. person;

(iv)           Any trust of which any trustee is a U.S. person;

(v)           Any agency or branch of a foreign entity located in the United States;

(vi)           Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii)           Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; and

(viii)           Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) who are not natural persons, estates or trusts.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(c)           The Company Stockholder understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the FLAF Shares in any country or jurisdiction where action for that purpose is required.

(d)           The Company Stockholder (i) as of the execution date of this Agreement is not located within the United States, and (ii) is not purchasing the FLAF Shares for the account or benefit of any U.S. person except in accordance with one or more available exemptions from the registration requirements of the Securities Act or in a transaction not subject thereto.

(e)           The Company Stockholder will not resell the FLAF Shares except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes thereto), pursuant to a registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.

(f)           The Company Stockholder will not engage in hedging transactions with regard to shares of the Company prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 of Regulation S, as applicable, unless in compliance with the Securities Act; and as applicable, shall include statements to the effect that the securities have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

(g)           No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the 1933 Act), general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Company Stockholder or any of their representatives in connection with the offer and sale of the FLAF Shares.

3.    REPRESENTATIONS AND WARRANTIES OF FLAF

FLAF represent and warrant to Company as follows, except as set forth in the written disclosure schedule delivered or made available by FLAF to Company (the "FLAF Disclosure Schedule") or in the FLAF Reports where indicated.  The FLAF Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3.  The disclosure in any section or subsection of the FLAF Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent that the disclosure contained in such section or subsection of the FLAF Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 3 as to clearly qualify or otherwise clearly apply to such other representations and warranties.

3.1    Due Organization; Subsidiaries; Etc.

(a)    FLAF is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with the corporate power and authority to carry on their business as now being conducted and as currently proposed to be conducted.

(b)     FLAF has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Farm Lands of Guinea," or "Farm Lands of Africa."

(c)     FLAF is not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.l(c) of the FLAF Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had, and would not be reasonably expected to have, a FLAF Material Adverse Effect.  FLAF is in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the FLAF Disclosure Schedule.

(d)    Part 3.1(d) of the FLAF Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of FLAF, (ii) the names of the members of each committee of the board of directors of FLAF, and (iii) the names and titles of officers of each of FLAF.

(e)    Except as described in part 3.1(e) of the FLAF Disclosure Schedule, FLAF has no subsidiaries.

(f)    FLAF owns no controlling interest in any Entity, except for FLAF’s ownership in its subsidiaries. FLAF has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of FLAF's or FLAF’s business or affairs.

(g)    FLAF is not an "issuing corporation" as that term is defined in the Revised Statutes of the State of Nevada.

3.2    Certificate of Incorporation and Bylaws; Records. FLAF has delivered or made available to Company copies of:  (a) FLAF's certificate of incorporation and bylaws, including all amendments thereto; (b) the stock records of FLAF; and (c) the minute and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of FLAF (the "FLAF Constituent Documents").  There have been no formal meetings or other proceedings of the stockholders of FLAF, the board of directors of FLAF or any committee of the board of directors of FLAF that are not fully reflected in the minutes and other records delivered or made available to Company pursuant to clause (c) above.  There has not been any violation in any material respect of the FLAF Constituent Documents, and FLAF has not taken any action that is inconsistent in any material respect with the FLAF Constituent Documents.  The books of account, stock records, minute books and other records of FLAF are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.3    Capitalization.

(a)    On the Closing Date, immediately before the Share Exchange to be consummated pursuant to this Agreement, FLAF shall have authorized 75,000,000 shares of Common Stock, par value $.001 per share, of which 9,208,335 shares shall be issued and outstanding, all of which will be duly authorized, validly issued and fully paid.

(b)    Except as set forth on Part 3.3(b) of the FLAF Disclosure Schedule, there are no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of FLAF; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of FLAF; (iii) Contract under which FLAF is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of FLAF; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of FLAF.  FLAF has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by FLAF.

3.4    SEC Filings; Financial Statements.

(a)    Since March 1, 2011, FLAF has made all filings with the SEC required under the applicable requirements of the Securities Act and the Exchange Act. FLAF has delivered or made available to Company accurate and complete copies (excluding copies of exhibits) of each report, schedule, registration statement and definitive proxy statement filed by FLAF with the SEC on or after January 1, 2012 and prior to the date of this Agreement (the "FLAF SEC Documents").  All FLAF SEC Documents (x) at the time filed (or, if amended or superseded by a later filing prior to the date of this Agreement, than on the date of such later filing), were prepared in compliance in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FLAF SEC Documents, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)    The financial statements contained in the FLAF SEC Documents (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the FLAF SEC Documents do not contain footnotes as permitted by the applicable laws; and (iii) fairly present the consolidated financial position of FLAF as of the respective dates thereof and the consolidated results of operations and cash flows of FLAF for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the FLAF SEC Documents were or are subject to normal year-end audit adjustments.

3.5    Liabilities. FLAF does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the “liabilities” column of the most recent financial statements contained in the FLAF Reports; (ii) liabilities that have arisen since the date of the most recent financial statements contained in the FLAF Reports in the Ordinary Course of Business; and (iii) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.6    Legal Proceedings; Orders.

(a)    Except as described in part 3.6(a) of the FLAF Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of FLAF, no Person has threatened to commence any Legal Proceeding:  (i) that involves FLAF or any assets owned or used by FLAF or any Person whose liability FLAF has or may have retained or assumed, either contractually or by operation of law claiming damages in an amount in excess of $50,000; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Share Exchange or any of the Contemplated Transactions. To the Knowledge of FLAF, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)    There is no order, writ, injunction, judgment or decree to which FLAF, or any of the assets owned or used by FLAF, is subject. To the Knowledge of FLAF, no officer or other employee of FLAF is subject to any order, writ, injunction, judgment or decree that relates to FLAF's business or to any assets owned or used by FLAF.

3.7 Non-Contravention; Consents.

 Neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Share Exchange or any of the other Contemplated Transactions, will (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the provisions of FLAF's certificate of incorporation or bylaws;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which FLAF, or any of the assets owned or used by FLAF, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by FLAF or that otherwise relates to FLAF's business or to any of the assets owned or used by FLAF;

(d)    result in a material conflict, violation or breach of, or result in a material default under, any provision of any material FLAF Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such FLAF Contract, (ii) accelerate the maturity or performance of any such FLAF Contract, or (iii) cancel, terminate or modify any such FLAF Contract; or

(e)     result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by FLAF (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of FLAF).

Except for those filings, notices or Consents disclosed in Part 3.7 of the FLAF Disclosure Schedule, FLAF is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Share Exchange or any of the other Contemplated Transactions.

3.8    No Financial Advisor.  Except as set forth in Part 3.8 of the FLAF Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Share Exchange or any of the other Contemplated Transactions based upon arrangements made by or on behalf of FLAF.

3.9    Authority; Binding Nature of Agreement.  FLAF has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by FLAF of this Agreement (including the contemplated issuance of FLAF Shares pursuant to the Share Exchange in accordance with this Agreement) have been duly authorized by all necessary action on the part of FLAF and its board of directors.  This Agreement has been duly executed and delivered by FLAF, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of FLAF, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.10    Valid Issuance.  The FLAF Shares to be issued pursuant to the Share Exchange will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

4.    CERTAIN COVENANTS OF THE PARTIES

4.1    Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to its terms or the Closing Date (the "Pre-Closing Period"), upon reasonable notice FLAF and Company shall, and shall cause such Party's Representatives to: (a) provide the other Party and such other Party's Representatives with reasonable access during normal business hours to such Party's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party's Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party's officers and other employees to meet, upon reasonable notice and during normal business hours, with the officers and managers of such Party responsible for such Party's financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each of FLAF and Company shall promptly provide the other Party with copies of:

(i)    the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related profit and loss statements for such calendar month, which shall be delivered within twenty (20) days after the end of such calendar month;

(ii)    all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for its senior management;

(iii)    any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv)    any notice, document or other communication sent by or on behalf of a Party to any party to any material FLAF Contract or material Company Contract, as applicable, or sent to a Party by any party to any material FLAF Contract or material Company Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such material FLAF Contract or material Company Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)    any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Share Exchange or any of the Contemplated Transactions;

(vi)    any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii)    any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.

4.2    Operation of Company's Business.

(a)    Except as set forth on Part 4.2 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) Company shall preserve intact its current business organization, keep available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Company; and (iii) Company shall promptly notify FLAF of:  (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Company that is commenced, or, to the Knowledge of Company, threatened against, Company.

(b)    Except as set forth in Part 4.2 of the Company Disclosure Schedule, and subject to any Legal Requirement applicable to Company, during the Pre-Closing Period, Company agrees that it shall not, without the prior written consent of FLAF (which shall not be unreasonably withheld, conditioned or delayed) take any action set forth in Section 2.5(c)-(t).

4.3    Disclosure Schedule Updates.  During the Pre-Closing Period, Company shall promptly notify FLAF in writing, by delivery of an updated Company Disclosure Schedule of: (i) the discovery by Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6 and 7 impossible or materially less likely. Without limiting the generality of the foregoing, Company shall promptly advise FLAF in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Company or (to the Knowledge of such Party) any director, officer or Key Employee of Company.  No notification given pursuant to this Section 4.3 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Company contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2.

4.4    No Solicitation.

(a)    Company agrees that it shall not authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it to, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly:  (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

(b)    If Company or any Representative of Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then it shall promptly (and in no event later than 24 hours after it becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise FLAF orally and in writing of the receipt of such Acquisition Proposal or Acquisition Inquiry.  Company shall keep FLAF fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

5.    ADDITIONAL AGREEMENTS OF THE PARTIES

5.1    Regulatory Approvals.

 FLAF and Company shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Share Exchange and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

5.2    Indemnification of Officers and Directors.

(a)    From the Closing Date through the sixth anniversary of the Closing Date occurs, each of FLAF and Company shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director or officer of FLAF or Company (the "D&O Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of FLAF or Company, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent permitted under the applicable law for directors or officers of corporations.  Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of FLAF and Company, jointly and severally, upon receipt by FLAF and Company from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the applicable law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    The certificate of incorporation and bylaws of each of FLAF and Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of FLAF and Company than are presently set forth in the certificate of incorporation and bylaws of FLAF and Company which provisions shall not be amended, modified or repealed for a period of six years from the Closing Date in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Closing Date, were officers or directors of FLAF or Company.

(c)    The provisions of this Section 5.2 are intended to be in addition to the rights otherwise available to the current and former officers and directors of FLAF and Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(d)    In the event FLAF and Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FLAF and Company, as the case may be, shall succeed to the obligations set forth in this Section 5.2.

5.3    Additional Agreements.

(a)     Subject to Section 5.3(b), FLAF and Company shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Share Exchange and make effective the other Contemplated Transactions.  Without limiting the generality of the foregoing, but subject to Section 5.3(b), each of FLAF and Company: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Share Exchange and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Share Exchange or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Share Exchange or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.  Each of FLAF and Company shall provide to the other of such Parties a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give each such other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission.  Each of FLAF and Company shall promptly deliver to the other of such Parties a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b)     Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer any assets; (ii) to discontinue offering any product or service; (iii) to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate any assets or operations (either before or after the Closing Date); (v) to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Share Exchange or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.4    Disclosure.  Without limiting any Party's obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Share Exchange or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.5    OTC Bulletin Board Status.  FLAF shall use commercially reasonable efforts to maintain its eligibility for quotation on the OTC Bulletin Board prior to, at and following the Closing Date after giving effect to the Contemplated Transactions.

5.6    Directors and Officers.

(a)     Prior to the Closing Date, FLAF shall take all action necessary to cause the number of members of the board of directors of FLAF to be fixed at 5 until such time as the Company shall wish to appoint up to an additional 3 directors and the persons identified on Schedule 5.6(a)(i) to constitute the board of directors of FLAF, effective immediately after the Closing.  One of the persons identified on Schedule 5.6(a)(i) have been designated by Company, four of the persons identified on Schedule 5.6(a)(i) have been designated by FLAF. Each of the designees (i) has served on the board of a U.S. public company or demonstrated other relevant experience beneficial to FLAF and (ii) meets the Legal Requirements applicable to eligibility for service on the FLAF board of directors.  If any person so designated to be a director shall prior to the Closing Date be unable or unwilling to hold office beginning immediately after the Closing, a majority of the directors of FLAF (if such person is a designee of FLAF) or a majority of the directors of Company (if such person is a designee of Company) shall designate another to be appointed or nominated for election as a director in his or her place.

(b)     Prior to the Closing Date, any and all loans or other extensions of credit in any form made by Company to any director or executive officer of Company shall be repaid or retired in a manner reasonably satisfactory to FLAF.

5.7    Lock-up Agreement. Each of the Company Stockholders shall enter into a Lock-up Agreement in the form attached hereto as Exhibit D (each, a “Lock-up Agreement”), pursuant to which each such Company Stockholder shall agree not to sell, assign or otherwise transfer the FLAF Shares received by such Company Stockholder pursuant to the terms of this Agreement from the Closing Date until twelve (12) months after the Closing Date (the “Lock-up Period”).

5.8    Tax Matters.

(a)    FLAF and Company each agrees to use their respective commercially reasonable efforts to cause the Share Exchange to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Share Exchange from qualifying, as a "reorganization" under Section 368(a) of the Code.

(b)     This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a "plan or reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). FLAF and Company shall report the Share Exchange as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

5.9    Legends. FLAF shall be entitled to place appropriate legends on the certificates evidencing any FLAF Shares to be received in the Share Exchange and to issue appropriate stop transfer instructions to the transfer agent for FLAF Common Stock.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Share Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Exchange shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Share Exchange illegal.

6.2    Governmental Authorization. Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.3    Consulting Agreements.   FLAF or Company as applicable, shall enter into employment agreements in form and substance acceptable to FLAF, with executives of Target.

7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FLAF.

The obligations of FLAF to effect the Share Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by FLAF, at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations. The representations and warranties of Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Company Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2    Performance of Covenants. Each of the covenants and obligations in this Agreement that Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Company in all material respects.

7.3    Consents. All of the Consents set forth on Part 2.20 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

7.4    Payment of Liabilities. All existing debts and liabilities of Company shall have been settled or discharged, other than contractual liabilities arising after the Closing Date and those liabilities set forth on attached Schedule 7.4.

7.5    Agreements and Other Documents. FLAF shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)    Lock-up Agreements in the form of Exhibit C, executed by the Company Stockholders;

(b)    a certificate executed by the chief executive officer and chief financial officer of Company confirming that the conditions set forth in Sections 7.1, 7.2 and 7.3 have been duly satisfied; and

(c)    certificates of good standing (or equivalent documentation) of Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of the board of directors of Company authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Company.

8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY.

The obligations of Company to effect the Share Exchange and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Company, at or prior to the Closing, of each of the following conditions:

8.1    Accuracy of Representations.The representations and warranties of FLAF contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a FLAF Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "FLAF Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the FLAF Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2    Performance of Covenants.  All of the covenants and obligations in this Agreement that FLAF is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3    Consents.All the Consents set forth on Part 8.3 of the FLAF Disclosure Schedule shall have been obtained and shall be in full force and effect.

9.    TERMINATION

9.1    Termination. This Agreement may be terminated prior to the Closing Date:

(a)    by mutual written consent duly authorized by the Boards of Directors of FLAF and Company;

(b)    by either FLAF or Company if the Share Exchange shall not have been consummated by 4 July 2012; provided, however, that the right to terminate this Agreement under this Section 9. l(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Share Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either FLAF or Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Exchange;

(d)    by Company, upon a breach of any representation, warranty, covenant or agreement on the part of FLAF set forth in this Agreement, or if any representation or warranty of FLAF shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in FLAF's representations and warranties or breach by FLAF is curable by FLAF, then this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Company to FLAF of such breach or inaccuracy and (ii) FLAF (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(d) as a result of such particular breach or inaccuracy if such breach by FLAF is cured prior to such termination becoming effective); and

(e )    by FLAF, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then this Agreement shall not terminate pursuant to this Section 9.l(e) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from FLAF to Company of such breach or inaccuracy and (ii) Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.l(e) as a result of such particular breach or inaccuracy if such breach by Company is cured prior to such termination becoming effective).

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3    Expenses; Termination Fees.  All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Share Exchange is consummated.

10.    MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations, warranties and covenants of Company, the Company Stockholders, FLAF contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate and be of no further force or effect immediately after the Closing; provided however, that the several representations and warranties of each of the Company Stockholders in Sections 2.26, 2.27 and 2.28 shall survive indefinitely.  Notwithstanding anything contained herein to the contrary, the liability of each of the Company Stockholders for a breach of their representations and warranties is limited to the value of the FLAF Shares received by them pursuant to this Agreement, determined at the Closing Date.

10.2    Amendment. This Agreement may be amended with the approval of the respective boards of directors of Company and FLAF at any time; provided, however, that the consent of each Party to this Agreement must be obtained for any amendment that would adversely affect such Party, including, without limitation, by increasing the obligations of such Party or reducing the value of the consideration payable to such Party.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Company and FLAF; provided, however, that the consent of each Party to this Agreement must be obtained for any amendment that would adversely affect such Party, including, without limitation, by increasing the obligations of such Party or reducing the value of the consideration payable to such Party.

10.3    Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)     No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4   Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or other electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  Each of the Parties to this Agreement, other than the Company Stockholders, (a) consents to submit itself to the personal jurisdiction of the federal court sitting in New York County, New York in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.8.  Nothing in this Section 10.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

10.6    Attorneys' Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

10.7    Assignability; No Third Party Beneficiaries.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party's rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party's prior written consent shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.2) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by nationally recognized courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

if to FLAF:

Farm Lands of Africa, Inc.
401 Atlantic Suites
Europort, Gibraltar
Attention: Mark Keegan
Fax:

with a copy to:

Ofsink, LLC
900 Third Avenue, 5th Floor
New York, NY 10022
Attention: Darren L. Ofsink, Esq.
Telephone: (212) 371-8008
Fax: (212) 688-7273

if to Buddhavarapu Farms SA:

Address to follow
Attention: Mariam Konate
Telephone:  +224 648 054 73

if to any Company Stockholder to the address set forth beside such Party’s name on Exhibit B.

10.9    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11   Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.12   Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d)    Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

FARM LANDS OF AFRICA, INC.

By:
Name:
Title:

BUDDHAVARAPU FARMS SA

By:
Name:
Title:

BUDDHAVARAPU INVESTMENTS LTD

By:
Name:
Title:

KGV HOLDINGS LTD

By:
Name:
Title:

SACHI HOLDINGS LTD

By:
Name:
Title:

MR. M. J. SHARMA

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

EXHIBIT A

DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

"Acquisition Inquiry" shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by FLAF to Company) that could reasonably be expected to lead to an Acquisition Proposal with Company.

"Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal made or submitted by FLAF) contemplating or otherwise relating to any Acquisition Transaction with Company.

"Acquisition Transaction" shall mean any transaction or series of transactions involving:

(a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Company is a constituent corporation; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Company; or (iii) in which Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of Company;

(b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of Company, consolidated net income of Company, or consolidated book value of the assets of Company; or (ii) 15% or more of the fair market value of the assets of Company; or

(c)   any liquidation or dissolution of Company.

"Affiliate" shall mean any Person under common control with such Party within the meaning of Sections 414 (b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

"Agreement" shall mean the Share Exchange Agreement to which this Exhibit A is attached, as it may be amended from time to time.

"Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" shall mean the Confidentiality Agreement dated July 7, 2011, between Company and FLAF.

"Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

"Contemplated Transactions" shall mean the Share Exchange and the other transactions and actions contemplated by the Agreement.

"Contract" shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

"Company Common Stock" shall mean the Common Stock, $0.001 par value per share, of Company.

"Company Contract" shall mean any Contract:  (a) to which Company is a Party; (b) by which any of Company IP Rights or any other asset of Company is or may become bound or under which Company has, or may become subject to, any obligation; or (c) under which Company has or may acquire any right or interest.

"Company IP Rights" shall mean all Intellectual Property owned, licensed, or controlled by Company that is necessary or used in the businesses of Company as presently conducted.

"Company IP Rights Agreement" shall mean any Contract governing, related or pertaining to any Company IP Rights.

"Company Material Adverse Effect" shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property), operations or financial performance or prospects of Company, taken as a whole; or (b) the ability of Company to consummate the Share Exchange or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any change in the business, financial condition, capitalization, assets, operations or financial performance or prospects of Company caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, or any transactions undertaken, continued or consummated in connection with the Company Disclosed Transactions, (ii) any failure by Company to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Company competes, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (vi) any Effect resulting from the announcement or pendency of the Share Exchange.

"Company Products" shall mean all products being manufactured, distributed or developed by or on behalf of Company.

"Company Related Party" shall mean (i) Company Stockholders; (ii) each individual who is, or who has at any time been, an officer or director of Company; (iii) each member of the immediate family of each of the individuals referred to in clause (ii) above; and (iv) any trust or other Entity (other than Company) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

"Company Registered IP" shall mean all Company IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

"Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than (a) mechanic's, materialmen's and similar liens, (b) liens arising under worker's compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.

"Entity" shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

"Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

"Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization.

"Intellectual Property" shall mean United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, copyrights, including registrations and applications for registration thereof, software, formulae, customer lists, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries) confidential information and other proprietary rights and intellectual property, whether patentable or not.

"IRS" shall mean the United States Internal Revenue Service.

"FLAF IP Rights" shall mean all Intellectual Property owned, licensed, or controlled by FLAF that is necessary or used in FLAF's business as presently conducted.

"FLAF IP Rights Agreement" shall mean any instrument or agreement governing any FLAF IP Rights.

"FLAF Registered IP" shall mean all FLAF IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

"Key Employee" shall mean an executive officer of Company, FLAF, as applicable, or any employee that reports directly to the board of directors or chief executive officer of Company, FLAF, as applicable.

"Knowledge" means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual's employee or professional responsibility.  Reference to the "Knowledge of Company" or similar phrases shall mean the Knowledge of each of the following individuals: Jerry L. Nadler, Mary Ann Latona Nadler, and Keith Ignotz. Reference to the "Knowledge of FLAF" or similar phrases shall mean the Knowledge of each of the following individuals:  John Steel, Joel Perlin, George Todaro and Richard Egan.

"Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

"Legal Requirement" shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Financial Industry Regulatory Authority).

"NRS" shall mean the Nevada Revised Statutes.

"FLAF Common Stock" shall mean the Common Stock, $0.001 par value per share, of FLAF with the rights set forth in the Certificate of Designations.

"FLAF Contract" shall mean any Contract: (a) to which FLAF is a party; (b) by which FLAF or any FLAF IP Rights or any other asset of FLAF is or may become bound or under which FLAF has, or may become subject to, any obligation; or (c) under which FLAF has or may acquire any right or interest.

"FLAF Material Adverse Effect" shall mean any effect, change, event, circumstance or development (each such item, an "Effect") that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the FLAF Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property), operations or financial performance or prospects of FLAF ; or (b) the ability of FLAF to consummate the Share Exchange or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a FLAF Material Adverse Effect: (i) any change in the business, financial condition, capitalization, assets, operations or financial performance or prospects of FLAF caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof or any transactions undertaken, continued or consummated in connection with the FLAF Disclosed Transactions, (ii) any failure by FLAF to meet internal projections or forecasts for any period, (iii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which FLAF compete, (iv) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (vi) any Effect resulting from the announcement or pendency of the Share Exchange, (vii) any action taken at Company’s request by FLAF or any of their respective affiliates, (viii) any matter set forth in the FLAF Disclosure Schedule, as in effect on the initial date of delivery thereof and without giving affect to any amendments or supplements thereto, except for any material worsening of such matter, and (ix) any matter set forth in the FLAF Reports.

"FLAF Related Party" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Act.

"FLAF Reports" shall mean reports filed by FLAF with the SEC under the Exchange Act.

"Ordinary Course of Business" shall mean, in the case of each of Company, FLAF , such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices.

"Party" or "Parties" shall mean Company, Company Stockholders, and FLAF.

"Person" means any (i) individual, (ii) Entity or (iii) Governmental Body.

"Related Agreements" shall mean the Lock-Up Agreements, the Consulting Agreements and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.

"Representatives" shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

"SEC" shall mean the United States Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Subsidiary."  An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

"Tax" shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.

"Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.